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                            FORM N-1A, ITEM 23(m)(1)
                               FORM OF 12b-1 PLAN
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                  OneAmerica Funds, Inc. - Advisor Class Shares

             PLAN OF DISTRIBUTION AND SERVICE PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                             DATED FEBRUARY 24, 2006

     WHEREAS, OneAmerica Funds, Inc. ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company;

     WHEREAS,  the Fund  currently  has four  series  of  shares  of  beneficial interest (referred to hereinafter collectively as the "Portfolios" and individually as a "Portfolio"), each of which corresponds to a distinct portfolio of investments, which have been designated OneAmerica Value Portfolio, OneAmerica Investment Grade Bond Portfolio, OneAmerica Money Market Portfolio, and OneAmerica Asset Director Portfolio; and

     WHEREAS, the Fund currently has one series of shares of beneficial interest pending registration with the Securities and Exchange Commission, which corresponds to a distinct portfolio of investments, which has been designated OneAmerica Socially Responsive Portfolio; and

     WHEREAS, the Fund intends to offer Advisor Class shares of common stock ("shares") of each Portfolio for sale to the separate accounts ("Separate Accounts") of insurance companies ("Insurance Companies") that issue variable annuity or variable life contracts ("Contracts"); and

     WHEREAS the Fund desires to adopt a Distribution and Service Plan ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Advisor Class shares of each current Portfolio and of such other Portfolios as may hereafter be designated by the Fund's board of directors ("Board") and have Advisor Class shares established;

     NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the Advisor Class shares of each Portfolio in accordance with Rule 12b-1 under the 1940 Act.

     Section 1. Each Portfolio is authorized to pay to insurance companies, broker-dealers, banks, plan sponsors and recordkeepers, and other financial institutions ("Authorized Firms") an aggregate fee in an amount not to exceed on an annual basis 0.30% of the average daily net asset value of the Advisor Class shares of such Portfolio (the "Plan Fee") as compensation, or reimbursement for services rendered and/or expenses borne, in connection with the financing of the activities and services described in Section 2 pursuant to an agreement with an Authorized Firm. Some or all of the Plan Fee may be paid to an Authorized Firm that is the distributor of a Fund's Advisor Class shares, which may, in turn, pay some or all of the Plan Fee to another Authorized Firm.

     Payment of the Plan Fee shall be subject to applicable laws and regulations, as well as the rules of the National Association of Securities Dealers, Inc. ("NASD"). In accordance with NASD Conduct Rule 2830, as amended from time to time, a portion of the Plan Fee (up to 0.25% of the average daily net asset value of the Advisor Class shares of each Portfolio on an annual basis) may constitute a "service fee," as that term is defined in Conduct Rule 2830.

     Section 2. Without in any way limiting the discretion of the Board, the activities and services for which the Plan Fee may be paid may include, without limitation:

     1. the provision of personal and continuing services to beneficial owners of Fund Advisor Class shares;

     2.   receiving,   aggregating   and  processing   purchase,   exchange  and
          redemption orders of beneficial owners;

     3. answering questions and handling correspondence from beneficial owners about their accounts;

     4. maintaining account records and providing beneficial owners with account statements;

     5.   processing   dividend   payments   for  Advisor   Class   shares  held
          beneficially;

     6. providing sub-accounting services for Advisor Class shares held beneficially;

     7.   issuing reports and transaction confirmations to beneficial owners;

     8. forwarding shareholder communications to beneficial owners of Advisor Class shares;

     9. receiving, tabulating and transmitting proxies executed by beneficial owners of Advisor Class shares;

     10.  general account administration activities;

     11. advertising, preparation of sales literature and other promotional materials, and related printing and distribution expenses with respect to a Portfolio;

     12. paying employees or agents of the distributor of the Advisor Class shares, other securities broker-dealers and financial intermediaries, sales personnel, or "associated persons" of the Fund who engage in or support the provision of services to investors and/or distribution of the Advisor Class shares, including salary, commissions, telephone, travel and related overhead expenses;

     13.  incurring   expenses  of  training  sales   personnel   regarding  the
          Portfolios;

     14.  preparing, printing and distributing Fund prospectuses,  statements of
          additional   information,   supplements   thereto,   and   reports  to
          prospective investors;

     15. organizing and conducting sales seminars and meetings designed to promote the sale of Fund Advisor Class shares;

     16. paying fees to one or more Authorized Firms in respect of the average daily value of Advisor Class shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;

     17. expenses of obtaining information and providing explanations to variable contract owners and wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Funds, including the performance of the Funds;

     18.  expenses of training sales personnel regarding the Funds;

     19. expenses of personal services and/or maintenance of variable contract accounts with respect to Advisor Class shares attributable to such accounts;

     20. incurring costs and expenses in implementing and operating the Plan, including capital or other expenses of associated equipment, rent, salaries, bonuses, interest, and other overhead or financing charges; and

     21. such other similar activities and services as determined by the Board from time to time.

In addition, an Authorized Firm may enter into an agreement with the Fund or its distributor under which it would be entitled to receive compensation for, among other things, making the Portfolios available to its contract owners as funding vehicles for their variable insurance contracts.

     Section 3. In the event that activities or services for which an Authorized Firm may be compensated and/or reimbursed under the Plan are not specifically attributable to any particular Portfolio, the Fund may allocate the Plan Fee to each Portfolio deemed to be reasonably likely to benefit from such activities or services based upon the ratio of the average daily net assets attributable to Advisor Class shares of each such Portfolio during the previous quarter to the aggregate average daily net assets attributable to Advisor Class shares of all such Portfolios for such quarter; provided, however that any such allocation shall be subject to review and approval by the Board and may be subject to such adjustments as the Board shall deem appropriate to render the allocation fair and equitable under the circumstances.

Payment of Plan Fees as compensation or reimbursement for any activity or service shall not: (1) duplicate payments for the same activity or service under any other agreement or plan applicable to a Portfolio; or (2) constitute an admission that such activity or service is a distribution-related activity or service.

     Section 4. The Plan shall not take effect with respect to a Portfolio until it has been approved, together with any related agreement, by votes of the majority of both (a) the Board, and (b) the Independent Directors, cast in person at a meeting called, at least in part, for the purpose of voting on the Plan or such agreement.

     Section 5. If adopted with respect to a Portfolio after any public offering of a Portfolio's Advisor Class shares or the sale of a Portfolio's Advisor Class shares to persons who are not affiliated persons of the Fund, affiliated persons of such person, promoters of the Fund, or affiliated persons of such persons, the Plan (solely with respect to distribution-related activities and/or services) must be approved by a vote of a majority of the outstanding Advisor Class shares of the Portfolio. Such approval shall constitute authorization to pay distribution-related Plan Fees accrued under the Plan with respect to the Portfolio prior to the date of such approval.

     Section 6. The Plan, and each related agreement, shall continue in effect with respect to a Portfolio for a period beyond one year only so long as such continuance is specifically approved at least annually in the manner provided for in Section 4.

     Section 7. Any person authorized to direct the disposition of the monies paid or payable by the Portfolio pursuant to the Plan or any related agreement shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purpose for which such expenditures were made.

     Section 8. The Plan may be terminated with respect to a Portfolio at any time by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding Advisor Class shares of that Portfolio.

     Section 9. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

     1. That such agreement may be terminated with respect to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding Advisor Class shares of the Portfolio, on not more than 60 days' written notice to any other party to the agreement; and

     2. That such agreement shall terminate automatically in the event of its assignment.

     Section 10. The Plan may not be materially amended unless approved in the manner provided for approval of the Plan in Section 4. The Plan shall not be amended to materially increase the amount spent for distribution with respect to a Portfolio without approval by a vote of a majority of the outstanding Advisor Class shares of the Portfolio.

     Section 11. While the Plan is in effect, Directors who are not interested persons of the Fund shall constitute a majority of the Board, and the selection and nomination of Directors who are not interested persons of the Fund shall be committed to the discretion of the Directors who are not interested persons of the Fund. While the Plan is in effect, any person who acts as legal counsel to the Directors who are not interested persons of the Fund shall be an independent legal counsel.

     Section 12. The Fund shall preserve copies of the Plan, any related agreement, and any report made pursuant to Section 7 for a period of not less than six years from the date of the Plan or of such agreement or report, the first two years in an easily accessible place.

     Section 13. As used in the Plan, (a) the term "Independent Directors" shall mean those Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it; (b) the terms "affiliated person", "assignment", "independent legal counsel", "interested person" and "promoter" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.